UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 22, 2015

FRANKLIN STREET PROPERTIES CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32470	04-3578653
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 557-1300

                                Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 22, 2015, the Board of Directors (the “Board”) of Franklin Street Properties Corp. (the “Company”), acting upon the recommendation of its Nominating and Corporate Governance Committee, elected each of Kathryn P. O’Neil and Kenneth Hoxsie as Class II directors of the Board, effective as of January 1, 2016, to fill vacancies created on the Board as a result of Barbara J. Fournier and Barry Silverstein retiring from the Board on May 14, 2015. Pursuant to the Company’s Amended and Restated Bylaws, which provide that any director elected to fill a vacancy on the Board will serve for the remainder of the term of the class in which the vacancy occurred and until a successor is elected and qualified, the terms of Ms. O’Neil and Mr. Hoxsie will expire at the Company’s 2018 annual meeting of stockholders. The Board has determined neither Ms. O’Neil nor Mr. Hoxsie has a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Ms. O’Neil and Mr. Hoxsie is an “independent director” as defined under the rules of the NYSE MKT. In addition, the Board appointed Ms. O’Neil to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee and Mr. Hoxsie to serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. O’Neil was a Director at Bain Capital in the Investor Relations area where she focused on Private Equity and had oversight of the Investment Advisory Community from 2011 until her retirement in 2014. From 1999 to 2007, Ms. O’Neil was a Partner at FLAG Capital Management LLC, a manager of fund-of-funds investment vehicles in Private Equity, Venture Capital, Real Estate and Natural Resources. Previously, Ms. O’Neil was an Investment Consultant at Cambridge Associates where she specialized in Alternative Assets. Ms. O’Neil is a Trustee Emeritus of Colby College and currently serves on the board of directors of Horizon’s for Homeless Children, the Advisory Council and Investment Committee for the Trustees of Reservations, the Investment Committee of The Governor’s Academy, the Board of Visitors of McLean Hospital, and the Board of Overseers of the Peabody Essex Museum. Ms. O’Neil is a former member of the boards of Beverly Bootstraps and the Essex County Club as well as the Board of Overseers of the Boston Museum of Science. Ms. O’Neil holds a BA (Summa Cum Laude) and MA (Honorary) from Colby College where she was elected to Phi Beta Kappa. Ms. O’Neil received her MBA from The Harvard Graduate School of Business Administration.

Mr. Hoxsie is a Partner at the international law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), from which he will retire on December 31, 2015. He joined Hale and Dorr (the predecessor of WilmerHale) in 1981, subsequently worked at Copley Real Estate Advisors, an institutional real estate investment advisory firm, and rejoined Hale and Dorr in 1994. Mr. Hoxsie has over 30 years’ experience in real estate capital markets transactions, fund formation, public company counselling and mergers and acquisitions and has advised the Company since its formation in 1997. Mr. Hoxsie earned his JD (Cum Laude) from the Harvard Law School, his MA from Harvard University and his BA (Summa Cum Laude) from Amherst College, where he was elected to Phi Beta Kappa.

There are no arrangements or understandings between Ms. O’Neil or Mr. Hoxsie and any other person pursuant to which they were elected to the Board. There are no transactions involving the Company and Ms. O’Neil or Mr. Hoxsie that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. O’Neil and Mr. Hoxsie will receive the same compensation for their service as received by all non-management directors of the Company, which is currently an annual fee of $75,000 in cash. The Company does not pay meeting fees. Ms. O’Neil and Mr. Hoxsie will be entitled to reimbursement for expenses incurred by them in connection with attendance at Board meetings.

The Company issued a press release announcing the election of Ms. O’Neil and Mr. Hoxsie on October 26, 2015, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

By: /s/ George J. Carter

George J. Carter

President and Chief Executive Officer

Date: October 26, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 26, 2015